Exhibit 99.1

Press Release

ATK ANNOUNCES CLOSING OF $350.0 MILLION
6 7/8% SENIOR SUBORDINATED NOTES OFFERING

Minneapolis, September 13, 2010 — Alliant Techsystems Inc. (NYSE: ATK) today announced that it has completed its registered offering of $350,000,000 of its 6 7/8% Senior Subordinated Notes due 2020.  ATK received $344.2 million from the sale of the notes, net of underwriters discounts and commissions.  ATK intends to use the net proceeds of the offering to fund the redemption of all its outstanding 2.75% convertible senior subordinated notes due 2024 and for general corporate purposes.

The notes are guaranteed on a senior subordinated basis by substantially all of ATK’s domestic subsidiaries.  The notes and the guarantees are general unsecured senior subordinated obligations of ATK and the guarantors, rank junior in right of payment to all existing and future senior indebtedness of ATK and the guarantors, and rank equal in right of payment with all existing and future senior subordinated indebtedness of ATK and the guarantors.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ATK is a premier aerospace and defense company with more than 18,000 employees in 24 states, Puerto Rico and internationally and revenues in excess of $4.8 billion.  News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved.  Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected.  ATK undertakes no obligation to update any forward-looking statements.  For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and its subsequent quarterly report on Form 10-Q and current reports on Form 8-K filed with the SEC.

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Jeff Huebschen
Phone: 952-351-3087	Phone: 952-351-2929
E-mail: bryce.hallowell@atk.com	E-mail: jeff.huebschen@atk.com